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                                                                    EXHIBIT 11.1

                       DIGITAL TRANSMISSION SYSTEMS, INC.

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                   For the years ended June 30, 1997 and 1996

                                                                             1997            1996
                                                                          ----------     -----------
Net Loss                                                                  (4,190,000)    $(2,608,000)
                                                                          ==========     ===========

Weighted average outstanding common shares                                 3,999,005       1,770,085

Increased due to assumed issuance of shares
    related to outstanding stock options issued
    within one year of initial public offering                                     0         163,296

Increase due to assumed conversion to common
    stock of redeemable convertible preferred
    shares outstanding                                                             0       1,294,660
                                                                          ----------     -----------

Adjusted weighted average outstanding common
    shares and common share equivalents                                    3,999,005       3,228,041
                                                                          ==========     ===========

Net loss per common share and common
    share equivalent                                                      $    (1.05)    $     (0.81)
                                                                          ==========     ===========


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